Exhibit 99.9

PCT LTD Announces Significant Progress in Commercializing the Annihilyzer® Infection Control System in the United Kingdom

Little River, SC -- January 28, 2021 – PCT LTD (OTCQB: “PCTL”) is pleased to announce that in conjunction with PCT (Europe) Ltd., their efforts to commercialize its Annihilyzer® Infection Control Systems with the United Kingdom’s National Health Service (NHS) has taken a significant step forward, according to a senior executive of NTH Solutions UK, a subsidiary of North Tees NHS Foundation Trust, who are also PCT Europe’s exclusive trading partner.

In a recent communication to Mr. Barry Dunn, Managing Director of PCT (Europe) Ltd, PCTL was informed that North Tees Hospital has successfully completed its first phases of testing the Annihilyzer® and will now begin a robust 12 week evaluation study on several live and occupied Wards, including one dedicated to COVID-19 patients. The Hospital will commence the final evaluation of PCTL’s Annihilyzer® on the live Wards following initial results that provided the evidence needed to allow the Hospital’s Infection Control Director to authorize the final phase of testing. This live study will be fully supported by the Infection Control and Operational Decontamination Cleaning Teams.

The final stage of the study will utilize the National Institute of Health Research (NIHR) protocols, which will be clinically sponsored by Teesside University’s Microbiology Department. The eight (8) fully patient occupied Wards being used for the study have been subject to COVID-19 outbreaks and regular Hospital Associated Infections (HAI’s).

The University will assist in the collection of base line and pre-evaluation information collected during and post-evaluation to ensure a broad representation of data, which will be published in support of the system and the HOCl fluids it generates.

Barry Dunn stated, “I very much look forward to reporting regular updates and results to PCT LTD over the coming weeks.”

Gary Grieco, CEO and Chairman of PCT LTD, noted, “Our business dealings with PCT (Europe) Ltd. are culminating in appropriate contractual arrangements and commitments between our companies and PCT (Europe) Ltd.’s clients, the civil health care service.” Grieco further commented, “COVID-19 and its variant(s) have created both challenges and opportunities for our Annihilyzer system in the United Kingdom’s National Health Service, but the benefits far outweigh the difficulties and both parties are confident that they will achieve a successful outcome.”

About PCT LTD:

PCT LTD ("PCTL") focuses its business on acquiring, developing and providing sustainable, environmentally safe disinfecting, cleaning and tracking technologies. The company acquires and holds rights to innovative products and technologies, which are commercialized through its wholly-owned operating subsidiary, Paradigm Convergence Technologies Corporation (PCT Corp). Currently trading on OTC:PINK, "PCTL" is actively engaged in applying for listing its common stock to the OTC QB market. The Company established entry into its target markets with commercially viable products in the United States and now looks froward to gaining market share in the U.S. and U.K.

ADDITIONAL NEWS AND CORPORATE UPDATES:

PCTL would like to warn its stockholders and potential investors that material corporate information regarding sales, areas of business and other corporate updates will only be made through press releases or filings with the SEC and through Twitter (PCTL@PCTL2021). PCTL does not utilize social media, chatrooms or other online sources to disclose material information. The public should only rely on official press releases, Tweets from the Company’s official Twitter account, and corporate filings for accurate and up to date information regarding PCTL.

Forward-Looking Statements:

This press release contains "forward-looking statements" as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21B of the Securities Exchange Act of 1934, as amended. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, goals, assumptions or future events or performance are not statements of historical fact and may be "forward-looking statements."

Such statements are based on expectations, estimates and projections at the time the statements are made that involve a number of risks and uncertainties, which could cause actual results or events to differ materially from those presently anticipated. Such statements involve risks and uncertainties, including but not limited to: PCTL's ability to raise sufficient funds to satisfy its working capital requirements; the ability of PCTL to execute its business plan; the anticipated results of business contracts with regard to revenue; and any other effects resulting from the information disclosed above; risks and effects of legal and administrative proceedings and government regulation; future financial and operational results; competition; general economic conditions; and the ability to manage and continue growth. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Important factors that could cause actual results to differ materially from the forward-looking statements PCTL makes in this press release include market conditions and those set forth in reports or documents it files from time to time with the SEC. PCTL undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

www.para-con.com

www.pctcorphealth.com

Twitter: https://mobile.twitter.com/PCTL2021

SOURCE:

PCT LTD

Marion Sofield

(843) 390-7900 ext. 205

msofield@para-con.com

Investor Relations Contact

Andrew Barwicki

(516) 662-9461

andrew@barwicki.com

or

IR@para-con.com